Exhibit 99.1

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier

Vice President, Investor Relations

217-788-5738

HORACE MANN CHIEF FINANCIAL OFFICER DWAYNE D. HALLMAN TO TAKE MEDICAL LEAVE; BRET A. CONKLIN NAMED ACTING CHIEF FINANCIAL OFFICER

SPRINGFIELD, Ill., January 30, 2017 -- Horace Mann Educators Corporation (NYSE:HMN) today announced that its Executive Vice President and Chief Financial Officer, Dwayne D. Hallman, is on medical leave following a severe medical incident on January 29, 2017. The Horace Mann Board of Directors has named Bret A. Conklin, currently Horace Mann’s Senior Vice President, Controller and Chief Accounting Officer, as acting Chief Financial Officer. The appointment is consistent with the Company’s executive succession plan and is effective immediately.

“Our thoughts and prayers are with Dwayne and his family. Dwayne has built a strong, capable leadership team and I have the utmost confidence in Bret’s ability to lead the Finance organization at Horace Mann. Bret has served as Controller and Chief Accounting Officer for fifteen years and is an integral member of our leadership team,” said Marita Zuraitis, President and Chief Executive Officer.

Mr. Conklin is a seasoned corporate finance executive, with over 30 years of experience in the insurance and financial services industry. Mr. Conklin joined the company as Senior Vice President and Controller in 2002. Conklin previously served as Vice President of Kemper Insurance from 2000 through 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of Horace Mann from 1998 through 2000; and Vice President and Controller of Pekin Insurance from 1992 through 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice.

Horace Mann -- the largest national multiline insurance company focusing on educators’ financial needs -- provides auto, homeowners and life insurance, retirement products and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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